Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 30, 2008, with respect to the financial statements as of and for the year ended December 31, 2007, in the Form S-8 filing for Players Network.

/s/ Weaver & Martin, LLC
Kansas City, Missouri
July 20, 2009